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Exhibit 12.1

Regal Entertainment Group
Ratio of Earnings to Fixed Charges
(in millions except ratios)

	Year Ended 1/3/2002		Year Ended 12/26/2002		Year Ended 1/1/2004		Quarter Ended 4/1/2004
Pretax Income	$8.5		$207.0		$306.6		$37.9
Fixed Charges
Interest Expense	21.4		61.1		70.0		18.4
Interest Capitalized	—		—		—		—
Debt Costs	0.4		3.1		4.5		1.4
One-third of Rent Expense	28.2		72.4		92.8		22.9
Total Fixed Charges	50.0		136.6		167.3		42.7
Earnings	58.5		343.6		473.9		80.6
Ratio of Earnings to Fixed Charges	1.2	x	2.5	x	2.8	x	1.9	x
Deficiency	$—		$—		$—		$—
Rent Expense	$84.5		$217.3		$278.5		$68.8

United Artists Theatre Company, Inc.
Ratio of Earnings to Fixed Charges
(in millions)

	Year Ended 12/28/2000		Year Ended 12/30/1999
Pretax Loss	$(122.9)		$(126.2)
Fixed Charges
Interest Expense	69.2		65.7
Interest Capitalized	0.4		0.8
Debt Costs	0.7		3.3
One-third of Rent Expense	27.7		31.6
Total Fixed Charges	98.0		101.4
Earnings	(25.3)		(25.6)
Ratio of Earnings to Fixed Charges	—	x	—	x
Deficiency	$123.3		$127.0
Rent Expense	$83.1		$94.9

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  Exhibit 12.1
Regal Entertainment Group Ratio of Earnings to Fixed Charges (in millions except ratios)
United Artists Theatre Company, Inc. Ratio of Earnings to Fixed Charges (in millions)